Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cidara Therapeutics, Inc. for the registration of 12,499,997 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2018, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, CA
June 21, 2018